Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is dated as of June 13, 2022 and effective as of January 1, 2022 (the “Effective Date”), between Anthony N. Cutrone (the “Employee”) and Medallion Financial Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company has employed Employee pursuant to an employment agreement dated April 21, 2021 (the “Prior Agreement”);

WHEREAS, the Company wishes to continue the employment of Employee, and Employee wishes to continue to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company wishes to amend and restate the Prior Agreement, and Employee wishes to amend and restate the Prior Agreement, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Employment.

1.1 Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Employee and Employee hereby agrees to continue his employment by the Company.

1.2 Employment Period. The term of Employee’s employment pursuant to this Agreement shall commence on the Effective Date and, unless terminated sooner as provided in Section 4 hereof, shall continue until December 31, 2023 (the “Initial Term”); provided that commencing on January 1, 2023 (the “Initial Renewal Date”), and on each succeeding anniversary of the Initial Renewal Date thereafter, the then-current termination date of this Agreement shall automatically be extended by one year, such that there will be a two-year term commencing on January 1st of each year during the term of this Agreement (each a “Subsequent Term” and, collectively with the Initial Term, the “Term”), unless either party gives written notice of non-extension to the other no later than thirty (30) days prior to the expiration of the then-applicable Term.

2. Position; Duties and Responsibilities.

2.1 General. During the Term, Employee shall serve as Chief Financial Officer and Executive Vice President of the Company reporting to the President of the Company. Employee shall (a) supervise all aspects of the Company’s financial and accounting activities, and (b) have such other reasonable duties and responsibilities as may from time to time be assigned to him by the Company. Employee’s primary office shall be the Company’s New York City office. Employee may also be required to perform such additional duties within his business expertise for the Company’s subsidiaries as may be reasonably requested from time to time by the Company.

2.2 Exclusivity. During Employee’s employment with the Company, and subject to the Company’s Codes of Conduct, Employee shall devote his full attention and time to the business and affairs of the Company and shall carry out such duties and responsibilities faithfully and to the best of his ability.

3. Compensation and Related Matters.

3.1 Base Salary. During the Term, the Company shall pay to Employee an annual base salary (the “Base Salary”) of $375,000. The Base Salary shall be payable in accordance with the normal payroll procedures of the Company. The Base Salary shall be reviewed by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) not less than once each fiscal year and may be increased but not decreased from the then existing Base Salary.

3.2 Annual Bonus. During the Term, Employee shall be eligible to receive an annual bonus based upon Employee’s level of performance and the overall success of the Company, on the same basis as similarly situated executives of the Company (the “Annual Bonus”). The decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Committee and subject to the terms of the applicable Annual Incentive Plan for each fiscal year.

3.3 Other Benefits. During the Term, subject to, and to the extent Employee is eligible under applicable terms and conditions, Employee shall be eligible to receive such benefits as are, or are from time to time hereafter, generally provided by the Company to its employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any retirement plan, group life insurance, medical and dental insurance, accidental death and dismemberment insurance, short and long term disability insurance, travel accident insurance or other similar employee benefit plan or program of the Company.

3.4 Expense Reimbursement. The Company shall reimburse Employee in accordance with its general reimbursement policies for all ordinary and necessary expenses incurred by Employee on behalf of the Company upon the presentation of appropriate supporting documentation.

3.5 Vacations. Employee shall be entitled to twenty-three (23) days paid vacation for each year during his employment with the Company, which vacations shall be taken at such time or times as shall not unreasonably interfere with Employee’s performance of his duties under this Agreement. Additional days of vacation shall be earned in accordance with the Company’s vacation policy.

3.6 Clawbacks. Any amounts payable under this Agreement, to the extent earned based on financial performance of the Company, shall be subject to the Company’s Compensation Recoupment Policy and the Company’s ability to recoup or recover the cash or other benefit as required by applicable law or regulation, including without limitation, Section 304 of the Sarbanes-Oxley Act of 2002.

4. Termination of Employee’s Employment.

4.1 Termination Without Cause. During the Term, the Company may, by not less than 14 days’ prior written notice to Employee, terminate his employment without Cause (as defined below).

4.2 Termination With Cause. During the Term, the Company may, by notice to Employee, terminate his employment with Cause (as defined below). The effective date of such termination shall be the date that such notice is given. For purposes of this Agreement, “Cause” shall mean, as determined by the Committee: (i) willful acts of misconduct or negligence by Employee in the performance of his duties hereunder or in contravention of the Company’s Code of Ethical Conduct, Employee Handbook or Compliance Policies and Procedures; (ii) an intentional and material breach of this Agreement by Employee; (iii) substantial and continued failure by Employee to perform his duties hereunder, other than due to disability, provided that the Company’s economic performance or failure to meet any specific projection shall not, in and of itself, constitute “Cause;” (iv) Employee’s use of illegal drugs; (v) Employee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to a felony or crime involving moral turpitude; or (vi) Employee’s violation of any of the provisions of Section 6, 7, or 8 herein.

4.3 Voluntary Termination by Employee with Good Reason. During the Term, Employee may terminate his employment with the Company for Good Reason upon thirty (30) days written notice, which notice shall be given to the Company within sixty (60) days of the initial occurrence of such event or circumstance that constitutes the ground on which the proposed resignation for Good Reason is based, shall specifically setting forth the nature of such Good Reason. The term “Good Reason” shall mean: (i) the Company’s material breach of a material provision of this Agreement, including a substantial change in the duties and/or responsibilities described in Section 2.1 and a greater than forty (40) mile relocation of Employee’s primary office, (ii) a substantial change in the composition of executive management of the Company materially and adversely affecting Employee’s title, duties, responsibilities, compensation, management reporting, or a substantial diminution of Employee’s management responsibility, authority or position, and (iii) actions that must be taken by Employee to meet the ethical standards required in connection with his Certified Public Accountant license; provided, however, that the term “Good Reason” shall not include a termination pursuant to Section 4.5 hereof. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty (30)-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company, and Employee must resign within thirty (30) days following such failure to cure.

4.4 Voluntary Termination by Employee without Good Reason. Employee may, by written notice to the Company at any time during his employment with the Company, voluntarily resign without Good Reason from employment with the Company. The effective date of such resignation shall be the date that is thirty (30) days following the date on which such written notice is given, subject to the Company’s acceleration of said effective date.

4.5 Disability. During the Term, if, as a result of physical or mental incapacity or infirmity, Employee shall be unable to perform his duties under this Agreement for period of at least 120 continuous days during any employment period of twelve (12) consecutive months (each a “Disability Period”), the Company, by notice to Employee, shall have the right to terminate Employee’s employment at, as of or after the end of the Disability Period, subject to the requirements of applicable laws.

4.6 Death. Employee’s employment shall end on the date of Employee’s death.

4.7 Employment-at-Will. If Employee’s employment continues after the conclusion of the Term, such employment will be on an at-will basis, and, accordingly, the Company or the Employee may terminate the employment relationship at any time for any reason with or without cause or notice.

5. Termination Compensation.

5.1 Termination Without Cause by the Company, or by Employee with Good Reason. If Employee’s employment is terminated during the Term under Sections 4.1 or 4.3, the Company shall pay to Employee in a lump sum Employee’s accrued but unpaid Base Salary, as in effect immediately prior to such termination, through the date of termination. In addition, upon execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form satisfactory to the Company (the “Release”) within sixty (60) days following such termination, the Company: (i) shall, if COBRA (defined below) health care continuation coverage is available and

Employee timely elects such coverage, continue health benefits at the Company’s expense for Employee (and his family if applicable) for twelve (12) months following the termination; and (ii) shall pay to Employee a lump sum payment equivalent to fifteen (15) months of Employee’s then current Base Salary. If Employee’s employment is terminated after the Term for a reason that would not constitute “Cause” as defined in Section 4.2, above he shall be eligible for the severance benefits described in Section 5.1(ii) only upon execution of the Release. In addition, if Employee’s employment is terminated during the Term under Sections 4.1 or 4.3 above, in further consideration of the execution by Employee of the Release, all options previously granted to Employee (including at commencement of employment and thereafter) shall become immediately vested and exercisable, all Restricted Stock previously granted to Employee (including at commencement of employment and thereafter) shall become immediately vested, and all Performance Share Units previously granted to the Employee will become immediately vested, the exact quantity of which will be based upon the then determinable performance as of the most recent quarter end prior to termination for the shortened period, in connection with pre-establish performance objectives. The payments set forth in Section 5.1(i) shall be payable in accordance with the normal payroll procedures of the Company. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination, except as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar state insurance laws.

5.2 Termination on Account of Death. If Employee’s employment is terminated under Section 4.6, the Company shall pay to Employee (or his estate) in a lump sum Employee’s Base Salary through the date of termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination.

5.3 Termination on Account of Disability. If Employee’s employment is terminated under Section 4.5, the Company shall pay to Employee in a lump sum Employee’s accrued but unpaid Base Salary as in effect immediately prior to such termination through the date of termination. In addition, if the Employee signs and does not revoke the Release within sixty (60) days following such termination, the Company (i) shall continue to pay Employee’s Base Salary for three (3) months following the termination and (ii) shall, if COBRA health care continuation coverage is available and Employee timely elects such coverage, continue health benefits at the Company’s expense for Employee (and family, if applicable) for three months following the termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination, except as provided by COBRA or similar state insurance laws.

5.4 Certain Other Terminations. If Employee’s employment is terminated during the Term under Sections 4.2 or 4.4, the Company shall pay to Employee in a lump sum Employee’s Base Salary through the date of termination. The Company shall have no obligation to continue any other benefits provided for hereunder past the date of termination, except as provided by COBRA or similar state insurance laws. If Employee’s employment is terminated during the Term under Sections 4.2 or 4.4, all outstanding unvested options or unvested Restricted Stock then held by Employee to purchase shares of the Company’s common stock shall be forfeited.

5.5 Indemnification. During the Term and thereafter, Employee shall be included under any D&O liability insurance coverage made available and provided for the benefit of officers and directors of the Company, as well as any indemnification, defense and reimbursement provisions contained in the Company’s bylaws or other policies applicable to executive employees. Rights and benefits under the foregoing shall survive Employee’s termination of employment for all acts or omissions occurring during Employee’s employment with the Company.

5.6 Compensation following a Change in Control. Upon the occurrence of a Change in Control (as defined below), in the event this Agreement is not assumed by the successor corporation and Employee is not offered employment on similar terms to the terms of this Agreement, the Employee shall be entitled to receive the termination payments set forth in Section 5.1 and the greater of the cash portion of the prior year’s Annual Bonus or the current year’s target cash portion of the Annual Bonus. For purposes of this Section 5.6 a Change in Control shall be deemed to have taken place if (i) any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Alvin Murstein or Andrew Murstein, or any of their respective affiliates, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Voting Securities”); provided, however, that the event described above shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (a) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a “Subsidiary”), (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (c) by any underwriter temporarily holding the Company’s Voting Securities pursuant to an offering of such Voting Securities, or (d) pursuant to any acquisition by Employee or any group of persons including Employee (or any entity controlled by Employee or any group of persons including Employee) or (ii) during any period of 24 months or less, the persons who were Continuing Directors (as defined below) immediately before the beginning of such period shall cease, for any reason other than death, to constitute at least a majority of the Board, provided that any director who was not a director at the beginning of such period shall be deemed to be a Continuing Director if clause (ii) of the definition of “Continuing Director” applies. “Continuing Director” shall mean any member of the Board who either (i) is a member of the Board on the date hereof, or (ii) was nominated for election to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Continuing Directors.

6. Confidentiality. Employee shall remain subject to the Company’s confidentiality obligations to which he has previously agreed to be bound.

7. [RESERVED].

8. Non-solicitation; non-disparagement. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to Employee, for the period commencing on the Effective Date and ending twelve (12) months after the termination of Employee’s employment for any reason:

(a) Employee shall not, directly or indirectly, (i) hire, solicit, take away, or otherwise interfere with the relationship of the Company or its affiliates with any person who is, or within the most recent twelve-month period was, employed by the Company or its affiliates or (ii) take away, or otherwise interfere with the relationship of the Company or its affiliates with any person or entity who is, or within the then most recent twelve-month period was, a customer, client, dealer or financial service provider or a prospective customer (being a person or entity that has been actively pursued by the Company or its affiliates for the intended purpose of providing such prospect with credit accommodations), client, dealer or financial service provider of the Company, or any other business of the Company or its affiliates in which Employee performs services. The obligations of Employee pursuant to this Section 8 shall survive the expiration or termination of this Agreement. Employee acknowledges and agrees that the restrictions, limitations and covenants in this paragraph apply to any geographic area within the United States, and that the Company has a legitimate business interest and right in prohibiting Employee from soliciting, enticing, inducing or encouraging employees, former employees, clients and prospective clients of the Company. Employee also acknowledges and agrees that the Company’s business is not limited by geographic boundaries and that the covenants herein are reasonable in geographic scope.

(b) Employee shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its affiliates or their businesses, or any of their employees, officers, and existing and prospective customers, suppliers, investors, dealers, financial service providers and other associated third parties. The Company shall instruct its officers and directors to not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Employee. This Section 8(b) does not, in any way, restrict or impede either party from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. A party shall promptly provide written notice of any such order to the other party.

9. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

10. Representations of Employee. Employee represents and warrants to the Company that (a) Employee’s continued employment with the Company and the performance of his duties hereunder does not and will not conflict with or result in a violation of a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound and (b) Employee’s continued employment with the Company and the performance of his duties hereunder does not and will not violate any non-solicitation, non-competition or other similar covenant or agreement to which he is subject.

11. Miscellaneous.

11.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and received by the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Company:

Medallion Financial Corp.

437 Madison Avenue, 38th Floor

New York, NY 10022

Attn: President

Facsimile: 212-328-2121

If to Employee:

To his most recent address on file with the Company

11.2 Taxes. The Company is authorized to withhold (from any compensation or benefits payable hereunder to Employee) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of the Company to comply with applicable laws and regulations. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Internal Revenue Code Section 409A and the treasury regulations under this section (collectively, “Section 409A”). Amounts payable under this Agreement are intended to fall within the “short-term deferral” exemption from

Section 409A and, if such payments fail to fall within such exemption, to comply with the requirements of Section 409A, in each case so that none of the amounts payable under this Agreement will be subject to the additional tax imposed under Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or to comply with the requirements of Section 409A. Employee and the Company will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any benefits, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment under Section 409A. Any payment of nonqualified deferred compensation that is subject to Section 409A otherwise required to be made to Employee hereunder at any date as a result of the termination of Employee’s employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee will be paid, in a single cash lump sum (without interest), an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein.

11.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.

11.4 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.6 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

11.7 Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and Employee with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof. The terms of this Agreement may not be modified except by a writing duly executed by Employee and the Company. This Agreement may not be modified by e-mail.

11.8 Validity. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction or an arbitrator (a) the remaining terms and provisions hereof shall be unimpaired and enforceable without regard to the invalid or unenforceable term or provision..

11.9 Remedies.

(a) Employee acknowledges that the Company’s remedy at law for a breach by Employee of the provisions of Sections 6, 7 or 8 will be inadequate. Employee further acknowledges that Employee’s agreement to abide by the provisions of Sections 6, 7 and 8 is a material condition precedent to the Company’s willingness to employ Employee and enter into this Agreement. Accordingly, in the event of a breach or threatened breach by Employee of any provision of Sections 6, 7 or 8, the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

(b) The parties agree that the restrictions contained in Sections 6, 7 and 8 are reasonable and that it is Employee’s intention and the intention of the Company that such restrictions shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction or an arbitrator shall find that any such restriction is unenforceable, but would be enforceable if some part were deleted or modified, then such restriction or remedy shall apply with the deletion or modification necessary to make it enforceable and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

11.10 Pre-Arbitration Attempts at Dispute Resolution. In the event that any party believes that another party to this Agreement has breached any of the provisions of this Agreement (except for circumstances in which the Company is seeking injunctive relief with respect to Section 6, 7 or 8 of this Agreement), the parties shall attempt to resolve the matter informally, by agreement, through their attorneys. If the matter is not resolved by agreement, any party to this Agreement may refer it for confidential and binding arbitration under Section 11.11.

11.11 Arbitration.

(a) In consideration of the Company employing Employee or continuing to employ Employee and the mutual promises set forth herein, Employee and the Company agree, for themselves and for their representatives, successors, and assigns, that, subject to the proviso below, any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Employee’s employment with the Company or termination thereof, shall be settled by final and binding arbitration in New York County, New York (or such other place as may be agreed to by the parties) before a single arbitrator, selected in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), in accordance with the procedures required under New York law; provided, however, that in the event of a claimed violation of this Agreement, the Company may seek injunctive relief in order to prevent irreparable harm or preserve the status quo. Employee and the Company further agree that claims by Employee or by the Company may only be brought in a party’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. In that regard, Employee specifically agrees not to file, initiate directly or indirectly, join, or participate in any class of collective action. If a class or collective action is filed purporting to include Employee, then Employee shall take all steps necessary to refrain from opting in or to opt-out or otherwise exclude Employee from the action, as appropriate.

(b) To the extent not inconsistent with law, the following will govern any arbitration hereunder (which shall take precedence over any contrary rule of the AAA):

(i) Arbitration may be commenced at any time after a failure to resolve the dispute under Section 11.10 above. The arbitrator shall be selected by the joint agreement of the parties, but if the parties do not so agree within thirty (30) business days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by the AAA, and such arbitrator shall be neutral, impartial, independent of the parties and others having any known interest in the outcome, shall abide by the ABA and AAA Code of Ethics for neutral arbitrators and shall have no ex parte communications about the dispute with either party.

(ii) Except as provided in this Agreement or as required by law, each party shall pay its own expenses incurred in connection with arbitration (including, without limitation, filing fees, administrative costs and attorneys’ fees). If Employee seeks to arbitrate a claim against the Company, then Employee shall pay the applicable filing fee, up to the amount Employee would be required to pay to file the same claims(s) in a New York state or federal court. The expenses of the arbitrator (including compensation of the arbitrator) shall be borne equally by the parties. Notwithstanding the foregoing, if any matter of dispute raised by a party or any defense or objection thereto was unreasonable or made in bad faith, the arbitrator may assess, as part of the arbitration award, all or any part of the arbitration expenses of the other party, and the arbitration fees against the party raising such unreasonable matter of dispute or defense or objection thereto.

(iii) This arbitration agreement covers all matters directly or indirectly related to Employee’s recruitment, employment, or termination of employment by the Company, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefits Protection Act of 1990 (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any and all claims under federal, state, and local laws against discrimination, but excluding Worker’s Compensation Claims. With respect to statutory employment claims asserted by Employee consistent with this agreement, the expenses of the arbitrator and arbitration shall be borne by the Company other than any costs Employee would be required to pay for filing or prosecuting a claim in court.

(iv) In the event that either party files, and is allowed by the courts to prosecute, a court action against the other, the plaintiff in such action agrees not to request, and hereby waives such party’s right to a trial by jury.

(v) If for any reason the arbitration provisions herein are found to be unenforceable, any action with respect to or arising out of this Agreement shall be brought and maintained in a state or federal court of competent jurisdiction located in New York County, and the parties irrevocably consent to the personal jurisdiction of and venue in such court.

(vi) In construing this Agreement and disputes arising hereunder, the Arbitrator shall apply the law of the State of New York, without regard to its conflict of laws principles.

(vii) There shall be a stenographic transcription of the arbitration proceedings, the costs thereof to be shared equally by the parties.

(viii) Upon an application to a court of competent jurisdiction with respect to an award rendered by the arbitrator, any court having jurisdiction may enter judgment upon any award either by confirming the award, or by vacating, modifying or correcting the award in accordance with applicable New York law.

(ix) EMPLOYEE AND THE COMPANY UNDERSTAND THAT, ABSENT THIS AGREEMENT, THEY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, GIVE UP THAT RIGHT AND AGREE TO RESOLVE ANY AND ALL GRIEVANCES BY ARBITRATION.

11.12 Acknowledgement of Full Understanding. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEDALLION FINANCIAL CORP.

By:	/s/ Andrew M. Murstein
Name: Andrew M. Murstein
Title: President

ANTHONY N. CUTRONE

/s/ Anthony N. Cutrone